Exhibit 99.1
Newell Rubbermaid Announces Chief Financial Officer Doug Martin Leaving the Company

ATLANTA, August 14, 2014 – Newell Rubbermaid (NYSE: NWL) announced today that Doug Martin, Executive Vice President and Chief Financial Officer, has resigned from the company effective August 31, 2014 to accept a senior leadership position with another company. Newell Rubbermaid has retained Spencer Stuart to help identify a new Chief Financial Officer. While that search is underway, John Stipancich, the company’s Executive Vice President, General Counsel, Corporate Secretary and EMEA Leader, has been named the company's Interim Chief Financial Officer.
Michael Polk, President and Chief Executive Officer, commented, "On behalf of the Board of Directors and the entire company, I want to thank Doug for his invaluable contributions and leadership over twenty-seven years of service with Newell Rubbermaid. During the last two years as Chief Financial Officer, Doug has been instrumental in driving the Growth Game Plan into action. I know Doug and his family are excited by returning home to their extended family in the Midwest and I wish him continued success in his future endeavors. Doug leaves us with an experienced financial team that will ensure a seamless transition while we search for a successor. John Stipancich has agreed to broaden his role and serve as Interim CFO during the leadership transition period.”
Mr. Stipancich, a ten year veteran of Newell Rubbermaid, is a member of the company’s Executive Leadership Team. He currently has operating responsibility for the company’s business operations in Europe, the Middle East and Africa, and the company’s global legal functions. Prior to joining Newell Rubbermaid, he held executive positions with Evenflo Co., Inc. and Borden, Inc., both former Kohlberg Kravis Roberts & Co. portfolio companies. He started his legal career as an associate with the international law firm of Squire Patton Boggs.

About Newell Rubbermaid
Newell Rubbermaid Inc., an S&P 500 company, is a global marketer of consumer and commercial products with 2013 sales of $5.7 billion and a strong portfolio of leading brands, including Sharpie®, Paper Mate®, Rubbermaid Commercial Products®, Irwin®, Lenox®, Parker®, Waterman®, Rubbermaid®, Levolor®, Calphalon®, Goody®, Graco®, Aprica® and Dymo®. As part of the company’s Growth Game Plan, Newell Rubbermaid is making sharper portfolio choices and investing in new marketing and innovation to

3 Glenlake Parkway | Atlanta, GA 30328 | Phone +1 (770) 418-7000 | www.newellrubbermaid.com | NYSE: NWL

accelerate performance.

This press release and additional information about Newell Rubbermaid are available on the company’s Web site, www.newellrubbermaid.com.

Contacts:

Nancy O’Donnell    Nicole Quinlan
Vice President, Investor Relations    Senior Manager, Corporate Communications
(770) 418-7723    (770) 418-7251

3 Glenlake Parkway | Atlanta, GA 30328 | Phone +1 (770) 418-7000 | www.newellrubbermaid.com | NYSE: NWL

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